As filed with the Securities and Exchange Commission on June 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

AUDIOEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2939845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5210 E. Williams Circle, Suite 750 Tucson, Arizona	85711
(Address of Principal Executive Offices)	(Zip Code)

AudioEye, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

James Spolar, Esq.

General Counsel and Corporate Secretary

AudioEye, Inc.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(866) 331-5324

(Name, address and telephone number, including area code, of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 relates to the registration of an additional 1,500,000 shares of common stock, $0.00001 par value per share, of AudioEye, Inc. (the “Registrant”), issuable under the AudioEye, Inc. 2020 Equity Incentive Plan (the “Plan”). Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2020 (Registration No. 333-251225) is incorporated herein by reference and made a part of this registration statement, except as amended hereby.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference in this registration statement the following documents that the Registrant has filed with the Commission:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 11, 2022;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 13, 2022;

3.	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 8, 2022, that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021;

4.	The Registrant’s Current Reports on Form 8-K filed on January 20, 2022, March 11, 2022, April 8, 2022, April 15, 2022, and May 24, 2022 (other than information contained in a Current Report on Form 8-K that is “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

5.	The description of the Registrant’s common stock contained in its Registration Statement on Form S-1 filed on September 30, 2016 and as subsequently amended (File No. 333-213916), which description is incorporated by reference into the Form 8-A filed on September 4, 2018, and any amendment or report filed for the purpose of further updating such description.

All documents that the Registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this registration statement but prior to the filing of a post-effective amendment which (i) indicates that all of the shares of the Registrant’s common stock covered by this registration statement have been sold, or which (ii) deregisters all of the shares then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this registration statement from the respective dates of filing.

Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded to the extent that a statement in this registration statement, or in any document filed after the filing of this registration statement which is deemed to be incorporated by reference in this registration statement, modifies or supersedes the earlier statement. The earlier statement shall be deemed to be incorporated in this registration statement only as so modified or superseded.

Item 6. Indemnification of Directors and Officers.

The Registrant’s bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the Registrant’s bylaws provide that the Registrant may, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Registrant, or any predecessor of the Registrant, or serves or served at any other enterprise as a director, officer or employee at the request of the Registrant.

The Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other law. The Registrant is not required to indemnify any director or officer in connection with a proceeding brought by such director or officer unless (i) such indemnification is expressly required by law; (ii) the proceeding was authorized by the Registrant’s board of directors; or (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the Delaware General Corporation Law or any other applicable law. In addition, the Registrant’s bylaws provide that the Registrant may indemnify its employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

The Registrant has also entered into separate indemnification agreements with its directors and officers that require the Registrant, among other things, to indemnify to the fullest extent permitted by the laws of the State of Delaware and subject to certain exceptions. The Registrant is not required to indemnify under the agreement for (i) actions initiated by the director without the authorization of consent of the board of directors; (ii) actions initiated to enforce the indemnification agreement unless the director is successful; (iii) actions resulting from violations of Section 16 of the Exchange Act in which a final judgment has been rendered against the director; (iv) actions for any reimbursement of any bonus or other incentive-based or equity-based compensation or of any profits realized from the sale of securities of the Registrant, as required in each case under the Exchange Act or applicable law; (v) actions for prohibited amounts pursuant to Section 410(a) of ERISA; and (vi) actions to enforce any non-compete or non-disclosure provisions of any agreement.

The indemnification provided for above provides for reimbursement of all losses of the indemnified party, including expenses, judgment, fines and amounts paid in settlement. The right to indemnification set forth above includes the right for the Registrant to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition in certain circumstances.

The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

The Registrant maintains insurance policies that provide coverage to its directors, officers, employees or agents against certain liabilities.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of AudioEye, Inc., dated as of May 20, 2005 (1)
4.2	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc., dated as of February 12, 2010 (2)
4.3	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc., dated as of August 16, 2012 (3)
4.4	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc., dated as of March 26, 2014 (4)
4.5	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc., dated as of August 1, 2018 (5)
4.6	Certificate of Designations - Series A Convertible Preferred Stock (6)
4.7	Certificate of Correction to the Certificate of Validation relating to the Series A Convertible Preferred Stock (7)

4.8	Amended and Restated ByLaws as of August 13, 2020 (8)
5.1	Opinion of Faegre Drinker Biddle & Reath LLP

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on signature page hereto)

99.1	AudioEye, Inc. 2020 Equity Incentive Plan, as amended May 20, 2022 (9)
107	Filing Fee Table

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 21, 2011.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1, filed with the SEC on October 21, 2011.

(3)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1/A, filed with the SEC on October 1, 2012.

(4)	Incorporated by reference to Exhibit 3.4 to the Registrant’s Form 10-K, filed with the SEC on March 31, 2014.

(5)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the SEC on August 7, 2018.

(6)	Incorporated by reference to Exhibit 3.6 to the Registrant’s Form 10-K, filed with the SEC on March 30, 2020.

(7)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K, filed with the SEC on June 25, 2021.

(8)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K/A, filed with the SEC on September 24, 2020.

(9)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the SEC on May 24, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on June 1, 2022.

AUDIOEYE, INC.

By:	/s/ David Moradi
David Moradi
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Moradi, the undersigned’s true lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Carr Bettis	Executive Chairman, Director
Dr. Carr Bettis		June 1, 2022

/s/ David Moradi
David Moradi	Chief Executive Officer (Principal Executive Officer) and Director	June 1, 2022

/s/ Kelly Georgevich
Kelly Georgevich	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 1, 2022

/s/ Anthony Coelho	Director
Anthony Coelho		June 1, 2022

/s/ Jamil Tahir	Director
Jamil Tahir		June 1, 2022

/s/ Marc Lehmann	Director
Marc Lehmann		June 1, 2022